Exhibit 99.1

Statement of PJT Partners Inc. Regarding the Status of

The Matter of Andrew W. W. Caspersen

PJT Partners Inc. (the “Company”) has substantially completed its review of information available to it for the period of Andrew W. W. Caspersen’s employment with Park Hill from early 2013 through the date of his arrest, and has determined the following:

Commencing in late 2014 through March of 2016, Mr. Caspersen conducted a number of unauthorized and unlawful transactions outside the scope of his employment with Park Hill. They consisted of schemes Caspersen presented to his family and personal network to make investments in entities formed by him with names resembling parties in legitimate Park Hill transactions. No clients of Park Hill were actual parties in Caspersen’s transactions, which were conducted by Caspersen acting alone. Other than the $25 million payment by the party affiliated with Moore Capital Management referred to in the complaint filed by the office of the United States Attorney of the Southern District of New York, the Company has found a small number of apparent victims, consisting of Caspersen relatives and friends, who made payments totaling approximately $14 million in Caspersen’s schemes.

During the course of the Company’s review of the legitimate transactions of Park Hill in which Mr. Caspersen was involved, it has found no evidence of irregularities.

Separately, in two instances instead of submitting legitimate client invoices prepared by Park Hill in the amount of $8.9 million, Caspersen replaced them with false invoices containing modified payment instructions. He was able to misdirect the client payments to an account controlled by him using an elaborate structure of entities, domain names and bank accounts that he created. He subsequently wired the exact amount of the legitimate invoices to Park Hill from accounts also controlled by him that had names identified with the clients. The Company discovered these deceptions shortly after being alerted by Moore Capital Management to the investment scheme. At no time did Mr. Caspersen have access to or control over the bank accounts, financial system or financial records of Park Hill.

There has been no determination whether the Company has any liability with respect to the funds fraudulently obtained by Mr. Caspersen. Moreover, any financial impact to the Company would be substantially mitigated by insurance coverage carried by the Company, among other things.

It is paramount to the Company to have a culture devoted to serving clients with integrity and transparency. Through his breach of trust, Andrew Caspersen circumvented and violated the Company’s policies and procedures. As a result, he was terminated for cause, thereby forfeiting all prior years’ deferred compensation in accordance with the Company’s compensation plans. The Company is also reviewing all other actions against Mr. Caspersen that may be available to it. In light of this incident, the Company is reviewing its practices and will make such enhancements as it determines to be appropriate.